                                                                     EXHIBIT 3.4

                     IMPORTANT INFORMATION FOR SHAREHOLDERS

                                  NOTICE OF THE

                                 ANNUAL MEETING
                                 OF SHAREHOLDERS
                                       OF
                        CANADA LIFE FINANCIAL CORPORATION

                                       AND

                                 PROXY CIRCULAR

FOR INFORMATION, PLEASE CONTACT:

IN CANADA AND THE UNITED STATES, CALL COMPUTERSHARE, TOLL-FREE, AT
1-888-284-9137

IN IRELAND, CALL COMPUTERSHARE INVESTOR SERVICES (IRELAND) LTD. AT 01-216-3100

IN THE UNITED KINGDOM, CALL COMPUTERSHARE INVESTOR SERVICES PLC AT 0
870-702-0164

IN ALL OTHER COUNTRIES, CALL COMPUTERSHARE IN CANADA, COLLECT AT 416-642-6266

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.................................     1
ELECTRONIC COMMUNICATIONS................................................     1

PART I -- VOTING.........................................................     2
  WHO CAN VOTE?..........................................................     2
  One Vote Per Common Share..............................................     2
  Voting Restrictions....................................................     2
  VOTING IN PERSON.......................................................     2
  VOTING BY PROXY........................................................     2
  What is a Proxy?.......................................................     2
  Appointing a Proxyholder...............................................     2
  Changing Your Mind.....................................................     3
  Your Proxy Vote........................................................     3
  Confidentiality........................................................     3
  Non-registered Shareholders............................................     3
  HOW A VOTE IS PASSED...................................................     3
  SOLICITATION OF PROXIES................................................     4

PART II -- BUSINESS OF THE MEETING.......................................     4
  FINANCIAL STATEMENTS...................................................     4
  ELECTION OF DIRECTORS..................................................     4
  APPOINTMENT OF THE AUDITOR.............................................     6

PART III -- COMPENSATION AND OTHER INFORMATION...........................     6
  COMPENSATION OF DIRECTORS..............................................     6
  HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION.............     6
  COMPENSATION OF NAMED EXECUTIVE OFFICERS...............................     9
  SHARE PERFORMANCE GRAPH................................................    13
  INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS......    13
  DIRECTORS' APPROVAL....................................................    13

PLEASE NOTE: A Form of Proxy is also enclosed in this package. This form can be used to vote your shares if you cannot attend the shareholders' meeting. See "VOTING BY PROXY".

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Canada Life Financial Corporation ("CLF") will be held at the head office of CLF, 330 University Avenue, Toronto, Ontario, Canada in the Corporate Conference Centre on Thursday, May 2, 2002 at 10:30 o'clock in the morning (Toronto time) for the following purposes:

- to receive the financial statements for the year ended December 31, 2001, and the reports of the Auditor and the Actuary thereon;

-    to elect Directors;

-    to appoint the Auditor; and

- to carry out any other proper business brought before the Meeting or any adjournment.

     If you cannot attend, you are encouraged to complete and return the Form of Proxy indicating your voting instructions. TO BE VALID, A COMPLETED FORM OF PROXY MUST BE RECEIVED BY CLF'S TRANSFER AGENT, COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, CANADA M5J 2Y1, NOT LATER THAN 5:00 O'CLOCK IN THE AFTERNOON (TORONTO TIME) ON APRIL 30, 2002. YOU CAN RETURN YOUR FORM OF PROXY TO COMPUTERSHARE TRUST COMPANY OF CANADA IN THE ENCLOSED ENVELOPE OR BY FOLLOWING THE INSTRUCTIONS FOR VOTING USING THE INTERNET. THOSE INSTRUCTIONS ARE ON THE FORM OF PROXY. The information contained in the Proxy Circular forms part of this notice.

                                   By Order of the Board of Directors


                                   (signed) Roy W. Linden
                                   Secretary
Toronto, Ontario
March 15, 2002


ELECTRONIC COMMUNICATIONS

Electronic Proxy Voting:

     Shareholders may now vote using the Internet. Using the Internet provides an easy and convenient way for shareholders to vote. To do so, simply follow the Internet voting instructions which can be found on the Form of Proxy enclosed with these materials.

Electronic Document Delivery:

     We plan to extend the use of the Internet in the future to offer you the option of receiving materials from us electronically. If you want to take advantage of this option, you need to complete a simple form and return it to us, as explained in the instructions that come with the Form of Proxy enclosed with these materials.

     If you complete and return this form, we will notify you when the following becomes available on our web site:

     - annual report, including audited financial statements and related management's discussion and analysis (MD & A);

     -    notices of shareholder meetings;

     -    interim financial statements, including related MD & A; and

     -    proxy-related information.

     By allowing you to retrieve and save that information in electronic format, we will get the information to you faster, reduce our costs and help the environment.

                        CANADA LIFE FINANCIAL CORPORATION

                                 PROXY CIRCULAR

     All information is as of February 6, 2002, unless otherwise indicated.

     THIS PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF CANADA LIFE FINANCIAL CORPORATION ("CLF") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF CLF (THE "MEETING") TO BE HELD ON MAY 2, 2002 AND AT ANY ADJOURNMENT. NOTE THAT THE ANNUAL MEETING OF SHAREHOLDER AND POLICYHOLDERS OF THE CANADA LIFE ASSURANCE COMPANY ("CLA") WILL ALSO BE HELD AT THE SAME TIME AND IN THE SAME PLACE.

PART I -- VOTING

WHO CAN VOTE?

ONE VOTE PER COMMON SHARE

     March 15, 2002 is the record date to determine the shareholders who are entitled to receive notice of the Meeting.

     Except for some restrictions as described below, each shareholder is entitled to one vote for each common share registered in his or her name as of the close of business on March 15, 2002. If a shareholder transfers common shares after this date to someone else, and that person becomes a registered shareholder of CLF, the new shareholder may vote the transferred shares at the Meeting provided he or she has asked CLF's transfer agent, Computershare Trust Company of Canada, to include his or her name in the list of common shareholders. This request must be made at least 10 days before the Meeting.

     As of March 15, 2002, there were 160,422,169 common shares of CLF outstanding.

     To the knowledge of the Directors and officers of CLF, no person or entity owns or exercises control or direction over more than 10 per cent of any class of shares of CLF.

VOTING RESTRICTIONS

     The INSURANCE COMPANIES ACT (Canada) ("the Act") restricts the voting rights of CLF's shareholders in some ways. Shares cannot be voted -- either in person or by Proxy -- if:

- they are beneficially owned by the Government of Canada, or a province, or the government of a foreign country or any political sub-division of that country, or any agency of those entities; or

-    the Minister of Finance has ordered that the shares not be voted.

     For more information about voting rights, contact the Secretary of CLF.

VOTING IN PERSON

     Registered shareholders who attend the Meeting can cast one vote for each common share held (with the exceptions described above) on resolutions put before the Meeting.

VOTING BY PROXY

     If you do not come to the Meeting, you can make your votes count by appointing someone who will be there as your proxyholder. You can either tell that person how you want to vote, or let him or her choose for you.

WHAT IS A PROXY?

     A proxy is a document that authorizes someone else to attend the Meeting and cast your votes for you at the Meeting. Enclosed in this package is a Form of Proxy for the Meeting. Use it to appoint a proxyholder. (You can also use any other legal Form of Proxy.)

APPOINTING A PROXYHOLDER

     Your proxyholder is the person you appoint to cast your votes for you. You can choose any individual you want to be your proxyholder; it does not have to be another shareholder. Just fill in the person's name in the blank space provided on the enclosed Form of Proxy. Your proxyholder must attend the Meeting in person in order to vote your shares.

     If you leave the space in the Form of Proxy blank, the persons named in the form are appointed to act as your proxyholder. The persons named on the form are David A. Nield, Chairman, President and Chief Executive Officer of CLF and Arthur R.A. Scace, Lead Director and Chairman of the Corporate Governance Committee of CLF.

     Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation after adjournment of the Meeting.

     If you vote on the issues listed by marking the appropriate boxes on the Form of Proxy, your proxy will be voted as instructed. If you do not mark any boxes, your proxyholder can vote your shares as he or she sees fit (see "Your Proxy Vote").

     In order to be valid, you must return the completed Form of Proxy by 5:00 o'clock in the afternoon (Toronto time) on April 30, 2002. Please return the completed form in the envelope provided or, if you have misplaced the envelope, return it to the Toronto office of CLF's transfer agent, Computershare Trust Company of Canada, at:

100 University Avenue,
9th Floor,
Toronto, Ontario, Canada M5J 2Y1

     Alternatively, you may complete and return your proxy using the Internet by following the Internet voting instructions, which are on the Form of Proxy.

CHANGING YOUR MIND

     If you want to revoke your proxy after you have delivered it, you can do so any time before it is used. You or your attorney must state clearly, in writing, that you want to revoke your proxy, and deliver that written document to Computershare Trust Company of Canada at the address indicated above.

     The proxy will only be revoked (A) if a revocation is (i) received by 5:00 o'clock in the afternoon (Toronto time) on the last business day before the day of the Meeting (or any adjournment), or (ii) deposited with the Chairman of the Meeting before the commencement of the Meeting (or any adjournment) or (B) in any other way the law permits. If you revoke your proxy and do not replace it with another that is deposited with the Toronto office of CLF's transfer agent, Computershare Trust Company of Canada, on or before the deadline, you can still vote your own shares, but must do so in person at the Meeting.

     If you return more than one proxy, the transfer agent will only count the one which bears the latest date.

YOUR PROXY VOTE

     If you have completed your proxy correctly (exactly as your name appears on the label on the Form of Proxy), and returned it to the transfer agent by the deadline, then your proxyholder can vote for you at the Meeting. If you have specified on the Form of Proxy how you want to vote on a particular issue (by marking FOR or WITHHOLD), then your proxyholder must vote your shares accordingly.

     IF YOU HAVE NOT SPECIFIED HOW TO VOTE ON A PARTICULAR ISSUE, THEN YOUR PROXYHOLDER CAN VOTE YOUR SHARES AS HE OR SHE SEES FIT; AND IF YOU HAVE APPOINTED THE PERSONS DESIGNATED IN THE FORM OF PROXY AS YOUR PROXYHOLDER, UNLESS OTHERWISE SPECIFIED, YOUR SHARES WILL BE VOTED AT THE MEETING AS FOLLOWS:

- FOR THE ELECTION AS DIRECTORS OF THE NOMINEES WHOSE NAMES ARE SET OUT IN THIS PROXY CIRCULAR; AND

-    FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE AUDITOR.

     For more information on either of these matters, see Part II, "Business of the Meeting". If any amendments are proposed to either of them, or if any other matters properly come before the Meeting, your proxyholder can vote your shares as he or she sees fit. The Notice of Annual Meeting includes all the matters to be presented at the Meeting that are known to management as of this date.

CONFIDENTIALITY

     All proxies are considered confidential and will be returned to CLF's transfer agent, Computershare Trust Company of Canada. The transfer agent will count the proxies and tabulate the results, which will be verified by the Meeting's scrutineers. The transfer agent will refer a proxy to CLF if it has a comment intended for CLF's management on it, or in connection with applicable legal requirements.

NON-REGISTERED SHAREHOLDERS

     In some cases, a shareholder's shares may be registered in the name of a third party, such as a broker or trust company. Such non-registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, such non-registered shareholders will either be provided with: (a) a request for voting instructions; or (b) a Form of Proxy executed by the intermediary but otherwise uncompleted.

HOW A VOTE IS PASSED

     All of the matters to come to a vote at the Meeting, as described in the attached Notice of Annual Meeting, are ordinary resolutions and can be passed by a simple majority -- i.e., if more than half the votes that are cast are in favour, then the resolution is approved.

SOLICITATION OF PROXIES

     CLF's management requests that you complete and return the Form of Proxy to ensure your votes are exercised at the Meeting. CLF will pay the cost of this solicitation, which will be primarily by mail. However, regular employees of CLF, or CLF's agents, may also ask for proxies to be returned.

PART II -- BUSINESS OF THE MEETING

FINANCIAL STATEMENTS

     The consolidated financial statements for the year ended December 31, 2001 shall be placed before the shareholders at the Meeting and are included in the Annual Report, which has been mailed to shareholders with this Notice and Proxy Circular.

ELECTION OF DIRECTORS

     Directors of CLF are appointed for one, two or three year terms, with as nearly as may be, one third of the Directors elected in each year. The term of office of each of the nominees proposed for election as Director will expire at the Meeting. The number of Directors to be elected at the Meeting is six. Directors elected at the Meeting will serve until the close of the first, second, or third successive Annual Meeting as set out below unless he or she resigns or otherwise vacates his or her office.

THE PROPOSED NOMINEES

     The following are the nominees proposed for election as Directors of CLF. All are Directors of CLF.

     Unless otherwise instructed, the persons designated in the Form of Proxy intend to vote FOR the nominees listed below. If, for any reason, any nominee is unable to serve, unless otherwise specified, the persons designated in the Form of Proxy will vote in their discretion for a substitute nominee.

SLATE OF DIRECTOR NOMINEES

                                 TERM OF                                                  COMMON
                                 PROPOSED                                              SHARES OWNED,
                                 ELECTION                            DIRECTOR           CONTROLLED,
NAME AND PLACE OF RESIDENCE      IN YEARS   PRINCIPAL OCCUPATION     SINCE(1)          OR DIRECTED(2)      COMMITTEES(3)
---------------------------      --------   --------------------     --------          --------------      -------------
James C. Alfano.............        2       President and Chief        1999                1,000               CR, P
Ancaster, Ontario                           Executive Officer,                             1,010(4)
                                            Stelco Inc.

George S. Bain..............        3       President and              1999                2,400              CG, HR
Belfast, Northern Ireland                   Vice-Chancellor,
                                            The Queen's University
                                            of Belfast

Angus A. Bruneau............        3       Chairman, Fortis Inc.      1999                3,546               A, CR
St. John's,
Newfoundland
and Labrador

John R. Hall................        1       Corporate Director,        1999                2,641                  HR
Lexington, Kentucky                         Former Chairman and                            1,684(4)
                                            Chief Executive
                                            Officer, Ashland
                                            Oil, Inc.

Michael L. Hepher...........        3       Chairman and Chief         1999               16,700                  CR
Weybridge, England                          Executive Officer,
                                            TeleCity plc

John D. Wetmore.............        2       Vice-President,            2001                  592                  CG
Toronto, Ontario                            ibm.com, Americas

----------
NOTES:

(1) All nominees, other than Mr. Wetmore, who became a Director on May 2, 2001, have been Directors of CLF since its organization in August 1999. Prior to April 17, 2001, Mr. Wetmore was President and Chief Executive Officer of IBM Canada Ltd., Markham, Canada.

     Prior to January 1, 1998, Mr. Bain was Principal of the London Business School, London, England. Prior to June 1998, Mr. Hepher was Chairman and Chief Executive Officer of Charterhouse plc, London, England and has been a Corporate Director.

(2) The information as to shares owned or over which control or direction is exercised, not being within the knowledge of CLF, has been furnished by the respective nominees. Shareholdings are shown as of February 6, 2002.

(3)  The nominee presently serves on the specified committee(s) of the Board.
     Committees: A -- Audit and Risk Management; CG -- Corporate Governance; CR -- Conduct Review; HR -- Human Resources; and P -- Pension. A description of the Roles of Board Committees is in the Corporate Governance section of the Annual Report.

(4) Represents deferred share units issued in lieu of cash director fees. See "Compensation of Directors".

     In addition to the foregoing nominees, the following individuals are also Directors of CLF. The remaining term of office of each such individual is indicated.

                                                                                                  COMMON
                                 CURRENT                                                       SHARES OWNED,
                                  TERM                                       DIRECTOR           CONTROLLED,
NAME AND PLACE OF RESIDENCE      EXPIRES       PRINCIPAL OCCUPATION          SINCE(1)          OR DIRECTED(2)    COMMITTEES(3)
---------------------------      -------  -----------------------------      --------          --------------    -------------
Monique Jerome-Forget.......      2003    Member of the Quebec National        1999                2,500              A, CR
Montreal, Quebec                          Assembly, Riding of                                      1,064(5)
                                          Marguerite-Bourgeoys

David W. Kerr...............      2004    President and Chief Executive        1999                2,500                 HR
Toronto, Ontario                          Officer, Noranda Inc.

David W. Lay................      2003    Corporate Director                   1999                7,000               A, P
Toronto, Ontario                                                                                   1,160(5)

Harold H. MacKay............      2002    Chairman, MacPherson Leslie &        2000                4,000              CG, P
Regina, Saskatchewan                      Tyerman

Diane E. McGarry............      2003    Chief Marketing Officer, Xerox       1999                9,500              A, CG
New York, New York                        Corporation                                              1,873(5)

David A. Nield..............      2004    Chairman, President and Chief        1999               51,063                 --
Toronto, Ontario                          Executive Officer, CLF and CLA

Cedric E. Ritchie...........      2003    Corporate Director, Former           1999                1,915                 HR
Toronto, Ontario                          Chairman of the Board and
                                          Chief Executive Officer, The
                                          Bank of Nova Scotia

T. Iain Ronald..............      2003    Corporate Director, Former           1999                6,000              A, HR
Toronto, Ontario                          Vice-Chairman, Canadian                                    615(5)
                                          Imperial Bank of Commerce

Arthur R.A. Scace(4)........      2003    Partner, McCarthy Tetrault           1999                4,000             CG, HR
Toronto, Ontario                          LLP, Former Chairman,                                    1,245(5)
                                          McCarthy Tetrault LLP

----------
NOTES:

(1) All Directors, other than Mr. MacKay, who became a Director on February 8, 2000, have been Directors of CLF since its organization in August 1999.

(2) The information as to shares owned or over which control or direction is exercised, not being within the knowledge of CLF, has been furnished by the respective Directors. Shareholdings are shown as of February 6, 2002.

(3)  Directors presently serve on the specified committee(s) of the Board.
     Committees: A -- Audit and Risk Management; CG -- Corporate Governance; CR -- Conduct Review; HR -- Human Resources; and P -- Pension. A description of the Roles of Board Committees is in the Corporate Governance section of the Annual Report.

(4)  Appointed Lead Director in 2001.

(5) Represents the deferred share units issued in lieu of cash director fees. See "Compensation of Directors".

APPOINTMENT OF THE AUDITOR

     During the financial year ended December 31, 2001, Ernst & Young LLP served as CLF's Auditor. Management proposes that Ernst & Young LLP be re-appointed. Unless otherwise specified, the persons named in the Form of Proxy intend to vote FOR the appointment of the Auditor to act until the close of the next Annual Meeting.

     In 2001, fees for audit and audit related services were $4.0 million. Fees for non-audit services were $2.0 million. These services were provided by Ernst & Young LLP to CLF and its subsidiaries.

PART III -- COMPENSATION AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

     Directors who are officers of CLF do not receive additional compensation for serving as a Director. The compensation paid to other Directors of CLF is presently paid to them by The Canada Life Assurance Company ("CLA") in their capacity as Directors of CLA. The compensation paid to such Directors is as follows:

-    $25,000 per year.

- to the chair of each of the Audit and Risk Management, Human Resources, and Corporate Governance Committees, an additional amount of $7,500 per year, and to the chair of each of the Conduct Review and Pension Committees, an additional amount of $4,000 per year.

-    to the Lead Director, an additional amount of $7,500 per year.

- to each Director who is a member of a committee, an additional amount of $1,400 per year.

- to each Director, an additional amount of $1,400 for attendance at each meeting of the Board and each Committee meeting.

- to each Director, an additional $1,400 for long distance travel for a round trip to the meeting site in Toronto from the Director's principal residence, if the Director travels from outside Canada, or if the Director travels from inside Canada and the distance travelled is over 700 kilometres.

- Directors who are non-residents of Canada receive their compensation in U.S. dollars.

- Directors have the choice annually to be paid 0%, 50%, or 100% of their total compensation in either cash or common shares of CLF through a CLF Share Purchase Plan or deferred share units of CLF (which is a phantom share plan whereby each "unit" equals the current market price of a CLF common share), or a combination of any two of them. A Director may not redeem any units until such time as he or she ceases to be a Director of CLF.

- Directors have a Stock Option Plan under which, on November 7, 2001, each non-employee Director was granted an option to purchase 3,000 shares of CLF at an exercise price of $42.66 per share, for a ten-year term.

- Directors may be paid a fee equivalent to a meeting attendance fee, for the performance of additional tasks at the Company's request.

     Directors are also reimbursed for travel and other out-of-pocket expenses they incur when they attend Board or Committee meetings.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors has a mandate to review and approve overall compensation policy, including benefits. In addition, the Human Resources Committee recommends to the Board of Directors of CLA, the compensation for the Chairman, President and Chief Executive Officer and vice-presidents, vice-presidential appointments and pension plan amendments. The Human Resources Committee reviews management succession planning and reports on it to the Board of Directors.

     The Human Resources Committee is comprised of six Directors, and meets a minimum of four times per year and more often as required. The Board of Directors reviews and approves the recommendations of the Human Resources Committee. Described below is the Human Resources Committee's report on executive compensation to the Board of Directors of CLA for the year ended December 31, 2001.

COMPENSATION PHILOSOPHY AND PROCESS

     CLA's compensation philosophy is to ensure total compensation is competitive and is directly linked to level of performance. The compensation objective is to attract, retain and motivate world-class leadership and people. The Human Resources Committee targets total compensation for the Named Executive Officers competitive with the aggregate compensation levels of a select comparator group as determined for each operating territory (Canada, the United States, the United Kingdom, Ireland and other countries as applicable). In Canada, the select comparator group is comprised of large Canadian life insurance companies and banks. In the United States, the comparator companies include a group of 33 large diversified companies comprised of life, property and casualty and multi-line companies. In the United Kingdom and Ireland, the comparator groups are made up of diversified financial services companies in each country respectively. In setting compensation policy in all territories, the Human Resources Committee utilizes the services of a senior external compensation consultant.

     Total compensation is comprised of base salary, annual incentive bonus, long term incentives, stock options, pension and benefits.

BASE SALARY

     The base salary for the Chairman, President and Chief Executive Officer and each Named Executive Officer is reviewed annually by the Human Resources Committee within the context of individual performance and market competitiveness. The market assessment, as prepared by a senior external compensation consultant, provides total compensation data for comparable positions taking into consideration magnitude, complexity and incumbent experience.

ANNUAL INCENTIVE

     To deliver a competitive level of total compensation commensurate with results, the Chairman, President and Chief Executive Officer, as well as the majority of staff are eligible to participate in an annual incentive plan. Above the first managerial level, awards range from 15% to 60% of base salary when a target level of performance is achieved. The maximum awards under the program range from 30% to 120% when results substantially exceed plan. If performance is below the planned level, awards would range from 0% to 59% of base salary depending on results.

     In reviewing and recommending annual incentive awards for the Named Executive Officers, the Human Resources Committee considers overall company, divisional and individual performance based on the achievement of goals set at the beginning of each performance year.

LONG TERM INCENTIVE PLAN

     In order to focus attention on the long term success of CLA, a long term incentive plan was introduced effective January 1, 1995. For grant years 1995 and 1996, participants included the Chairman, President and Chief Executive Officer and his direct reports including international division heads. In 1997, eligibility was extended to most vice-president positions.

     With the introduction of the CLF Stock Option Plan in November 2000, the long term incentive plan became a closed plan with the last grant of long term incentive units being made on January 1, 2000. All units granted to date will be administered in accordance with the plan document until they mature and are paid out. The plan will be terminated once the units granted in January 2000 mature on December 31, 2003. Annually, the Human Resources Committee recommended the eligible participants in the plan and the number of units for which each participant would be eligible. The performance period for each grant is four years with the value of each grant being determined by the average Return On Equity ("ROE"), as adjusted from time to time to exclude any special items as may be approved by the Board of Directors, over the respective four year period.

     The 1998 units matured on December 31, 2001 with awards paid in the first quarter of 2002. The same relative timing will be applied to all maturing units. A target, maximum and threshold level of performance is set for each grant. Target performance for the remaining grants is an average ROE of 10% with a performance threshold of 8.5% average ROE, below which no awards will be made. Maximum awards will be paid only if the average ROE is 15% or greater. Long term incentive awards are not earned until the earlier of the end of the performance period (4 years) or the retirement, death or disability of the employee.

STOCK OPTION PLAN

     The Plan, effective November 4, 2000, provides to Directors and selected employees of CLF and its subsidiaries options to purchase common shares of CLF in order to reward significant performance and enhance CLA's ability to attract and retain key staff. The maximum number of common shares that can be issued over the life of the Plan is 8,000,000, representing approximately 5% of the outstanding common shares of CLF. A detailed description of the Plan is included with the Stock Option Plan table.

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Total compensation for the Chairman, President and Chief Executive Officer includes base salary, annual incentive, long term incentive, stock options and benefits. Total compensation for 2001 was compared to a select comparator group of major Canadian financial companies, including large life insurance companies and banks. Comparative information is provided to the Human Resources Committee by a senior external compensation consultant. All components of compensation are generally set at a competitive level when compared to the selected comparator group.

     Compensation elements for the Chairman, President and Chief Executive Officer are reviewed annually, effective in January. In considering the compensation for the Chairman, President and Chief Executive Officer, the Human Resources Committee reviews and considers overall corporate results based on asset growth, earnings, return on surplus, premium income and performance relative to industry peer companies. As well, the Human Resources Committee considers other significant contributions of the Chairman, President and Chief Executive Officer.

     Based on the above noted criteria, the Chairman, President and Chief Executive Officer's incentive in respect of the 2001 performance year, as detailed in the Summary Compensation Table, represents 60% of base salary.

Submitted by the Human Resources Committee:

C.E. Ritchie (Chair)
G.S. Bain
J.R. Hall
D.W. Kerr
T.I. Ronald
A.R.A. Scace

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table provides a summary of compensation earned by the Chairman, President and Chief Executive Officer and the other five most highly compensated executive officers (collectively, the "Named Executive Officers") during the last three fiscal years. In each case, all such compensation was paid by Canada Life.

SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION(1)               LONG TERM COMPENSATION AWARDS
                                ---------------------------------------------  ------------------------------
                                                                               SECURITIES UNDER
NAME AND                                                       OTHER ANNUAL      OPTIONS/SAR'S      LTIP          ALL OTHER
PRINCIPAL POSITION       YEAR     SALARY(2)       BONUS(3)    COMPENSATION(4)      GRANTED(#)     PAYOUTS(5)     COMPENSATION
------------------      ------  -------------  -------------  ---------------  --------------- --------------   --------------
D.A. Nield               2001    $   800,000    $   480,000     $   24,281         250,000      $    700,800(6)  $    1,390(10)
Chairman, President      2000    $   750,000    $   862,500     $   22,243         152,000      $    460,000(7)  $    1,297(10)
and Chief Executive      1999    $   700,000    $   700,000     $   21,308             N/A      $    301,050(8)  $    1,158(10)
Officer of CLF and
CLA

R.M. Smithen             2001    $   405,000    $   224,800     $   16,083          48,000      $    233,600(6)  $      695(10)
Executive                2000    $   375,000    $   318,750     $   14,508          46,000      $    172,500(7)  $      658(10)
Vice-President           1999    $   355,000    $   267,000     $   14,653             N/A      $    125,438(8)  $      593(10)
of CLF and CLA

P. Crowley               2001    $   380,000    $   190,000     $   13,897          41,000               N/A(9)  $   50,667(11)
Executive                2000    $   319,877    $   267,300     $   12,842          44,000               N/A(9)  $   50,667(11)
Vice-President and       1999             --             --             --              --                --             --
Chief Financial
Officer of CLF and
CLA

W.L. Acton               2001    $   380,000    $   245,100     $   15,637          45,000      $    175,200(6)  $      658(10)
Executive                2000    $   355,000    $   301,750     $   14,877          44,000      $    143,750(7)  $      602(10)
Vice-President           1999    $   325,000    $   200,000     $   14,729             N/A      $    100,350(8)  $      519(10)
of CLF, and
Executive Vice-
President and
Director, Canadian
division of CLA

R.E. Beettam             2001    US$ 305,000    US$ 108,000     US$ 13,776          42,500      US$  146,000(6)  US$  2,580(13)
Vice-President and       2000    US$ 280,000    US$ 165,200     US$ 21,630          41,000      CDN$  46,000(7)  US$ 11,816(12)
Director, U.S.           1999    US$ 240,000    US$ 115,000     US$  8,580             N/A               N/A(9)  US$  1,350(13)
division of CLA

I. Gilmour               2001    L   200,000    L    51,900     L   12,000          19,000      L     73,000(6)  L    2,416(14)
Vice-President and       2000    L   183,000    L    81,435     L   12,000          22,000               N/A(9)  L    1,982(10)
General Manager,         1999    L   171,690    L    70,000     L   13,470             N/A               N/A(9)  L    1,421(10)
U.K.

NOTES:

(1)  Annual compensation is paid and reported in the currency of residence.

(2)  Earned income up to December 31, 2001.

(3) Bonus amounts are paid in cash in the year following the fiscal year in which they were earned. The Human Resources Committee recommends to the Board of Directors each year the bonus, if any, to be received by the Named Executive Officers of CLA under its annual incentive plan. The bonuses awarded to Named Executive Officers are based upon the achievement of corporate, divisional and individual goals set at the beginning of each fiscal year. For 2001, the amounts represent 2001 bonuses paid in February 2002.

(4)  Amounts represent perquisites including car and club dues.

(5) In calculating Long Term Incentive Plan payments being paid in 1999, 2000 and 2001, the Board of Directors of CLA, in accordance with the Long Term Incentive Plan, for the year ended December 31, 1998 determined ROE without reference to the $117 million special reserve provisions, in respect of minimum annuity rate guarantees, taken in the third quarter of 1998 with respect to CLA's U.K. division.

(6) Represents payout for units granted in 1998, maturing December 31, 2001 and paid out in February 2002.

(7) Represents payout for units granted in 1997, maturing December 31, 2000 and paid out in February 2001.

(8) Represents payout for units granted in 1996, maturing December 31, 1999 and paid out in February 2000.

(9)  Did not have long term incentive plan units maturing.

(10) Represents term life insurance premiums paid by the Company for the benefit of the Named Executive Officers.

(11) Represents term life insurance premiums and $50,000 of the signing bonus.

(12) Amount represents term life insurance premiums and a correction to Mr. Beettam's relocation payment when he transferred from Canada in 1997.

(13) Represents term life insurance premiums and company contributions under the 401(k) plan on behalf of Mr. Beettam.

(14) Represents term life insurance premiums and company contributions as part of the Employee Share Purchase Plan.

STOCK OPTION PLAN

     In February 2001, CLF granted stock options to the Named Executive Officers as outlined in the table below. All of the options granted had an exercise price equal to the market value of CLF shares based on the closing price on The Toronto Stock Exchange on February 6, 2001. The options may be exercised over a ten year period or three years following retirement, whichever is earlier; the options vest at 25% per year with the first 25% vesting on the one year anniversary of the grant date. The remainder vest at 25% per year over the following three years.

OPTIONS GRANTED DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

                                                                        MARKET VALUE OF
                                      % OF TOTAL                     SECURITIES UNDERLYING
                                    OPTIONS GRANTED    EXERCISE OR      OPTIONS ON THE
                 SECURITIES UNDER   TO EMPLOYEES IN    BASE PRICE        DATE OF GRANT        EXPIRATION
NAME             OPTIONS GRANTED #    FISCAL 2001    $/COMMON SHARE     $/COMMON SHARE           DATE
-------------   ------------------  --------------  ---------------  ---------------------   ------------
D.A. Nield           250,000             22.7%          $ 42.20             $ 42.20          Feb. 7, 2011

R.M. Smithen          48,000              4.4%          $ 42.20             $ 42.20          Feb. 7, 2011

P. Crowley            41,000              3.7%          $ 42.20             $ 42.20          Feb. 7, 2011

W.L. Acton            45,000              4.1%          $ 42.20             $ 42.20          Feb. 7, 2011

R.E. Beettam          42,500              3.9%          $ 42.20             $ 42.20          Feb. 7, 2011

I. GILMOUR            19,000              1.7%          $ 42.20             $ 42.20          Feb. 7, 2011

     The following table shows the aggregate number of stock options that each of the Named Executive Officers holds and the value of these options as of December 31, 2001. The value of the unexercised in-the-money options at the financial year end is the difference between the exercise price of the options and the market value of the Common Shares of CLF on the last trading day December 31, 2001 which was $44.28 per share.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR END OPTION VALUES

                                                     UNEXERCISABLE OPTIONS        VALUE OF UNEXERCISED
                                                              AT                  IN-THE-MONEY OPTIONS
                 SECURITIES                            DECEMBER 31, 2001          AT DECEMBER 31, 2001
                 ACQUIRED ON    AGGREGATE VALUE               (#)                          ($)
                  EXERCISE         REALIZED       ---------------------------   --------------------------
NAME                 (#)              ($)          EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-------------   ------------   ---------------    ------------  -------------   -----------  -------------
D.A. Nield           Nil              Nil             38,000       364,000       $ 278,540    $ 1,355,620

R.M. Smithen         Nil              Nil             11,500        82,500       $  84,295    $   352,725

P. Crowley           Nil              Nil             11,000        74,000       $  80,630    $   327,170

W.L. Acton           Nil              Nil             11,000        78,000       $  80,630    $   335,490

R.E. Beettam         Nil              Nil             10,250        73,250       $  75,132    $   313,798

I. Gilmour           Nil              Nil              5,500        35,500       $  40,315    $   160,465

CHANGE OF CONTROL AGREEMENTS

     In May 2001, Change of Control Agreements were entered into with certain senior officers including the Named Executive Officers. These Agreements are intended to ensure continuity of management and commitment to CLA in the event that a proposal is made to obtain control of CLA.

     For the purpose of the Agreements, a "Change of Control" occurs when (i) an entity at arm's length to CLA acquires beneficial ownership of 50% or more of the voting shares of CLA or legal or beneficial ownership of 50% or more of the assets of CLA, or (ii) 50% or more of the current directors of CLA are replaced, or (iii) the Board otherwise determines, in good faith, that a change of control in fact has occurred or is about to occur. In the case of the division heads of principal geographic divisions of CLA, a Change of Control also occurs when an entity at arm's length to CLA acquires legal or beneficial ownership of all or substantially all of the assets of the respective division.

     The change in control termination benefits for covered senior officers will be triggered by a Change of Control and termination (except for cause) of the officer within 24 months of the occurrence of the Change of Control.

     The termination benefits will be paid as a lump sum in an amount up to (i) three years of annual base salary and annual short term incentive target (collectively, "annual compensation"), in the case of Mr. Nield, and (ii) two years of annual compensation in the case of the other Named Executive Officers. In addition, all outstanding stock options will vest, long term incentive units will vest on a prorated basis and any applicable retirement benefits will vest. Furthermore, most benefits and perquisites are continued until the end of the severance period or until alternate employment is obtained, whichever comes first.

PENSION PLANS

     CLA maintains defined benefit pension plans in each of its four geographic divisions (Canada, U.S., U.K. and Ireland). The pension plans provide pension benefits based on service and final average earnings with CLA. Unless otherwise determined by the Board of Directors, executives are eligible to participate in the pension plans available in their country of residence. The five executives named in the following table participate in the Canadian plan. The following describes the pension arrangements.

ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT FOR EXECUTIVES IN THE CANADIAN PLAN

     The pension plan for employees in Canada (the "Canadian Plan") is a contributory final average earnings defined benefit plan. Employees are required to contribute 2.5% of their pensionable earnings (base salary plus annual bonus) to the Canadian Plan, up to an annual maximum contribution of $2,500. The normal retirement benefit is equal to an employee's pensionable service multiplied by:

     (a) 1.6% of the average of the highest pensionable earnings paid to the employee in any three consecutive calendar years in the final 15 years preceding retirement ("highest three-year average pensionable earnings"), but not to exceed the final three-year average yearly maximum pensionable earnings ("YMPE"); plus,

     (b) 2.0% of the highest three-year average pensionable earnings in excess of the YMPE.

     Pensionable service may not exceed 35 years.

     The benefits under the Canadian Plan are subject to a dollar limit under the INCOME TAX ACT (Canada) equal to $1,722 multiplied by an employee's pensionable service. CLA also maintains a supplemental retirement plan for employees in Canada (the "Canadian Supplemental Plan") which provides pension benefits in excess of the limits under the INCOME TAX ACT (Canada), based upon the benefit formula under the Canadian Plan. All employees whose benefits under the Canadian Plan exceed such limits participate in the Canadian Supplemental Plan.

     For an employee with a spouse, the normal form of payment of benefits under the Canadian Plan and under the Canadian Supplemental Plan is a lifetime pension payable to the employee with a 60% survivor pension payable for the lifetime of the spouse with a minimum plan benefit of 60 monthly payments guaranteed. For an employee without a spouse, the normal form of benefits is a lifetime pension, reducing to 60% after the employee's death with a minimum plan benefit of 120 monthly payments guaranteed or the equivalent. Annually, pension benefits are indexed on a formula basis but not to exceed the cumulative increase in the consumer price index from date of retirement.

     As at December 31, 2001, the pensionable service of each of the named executives is as follows:

        D.A. Nield              35 years
        R.M. Smithen(1)         30.33 years
        P. Crowley(2)           2.92 years
        W.L. Acton              24.17 years
        R.E. Beettam(3)         19.5 years

----------
NOTES:

(1) Pension subject to certain offsets on account of pension to be received from a previous employer.

(2) For each completed year of employment, P. Crowley will receive one additional year of pensionable service to a maximum of 10 years additional pension service.

(3) Pensionable earnings for R.E. Beettam are based on his U.S. compensation taken at par.

     The following table shows the estimated annual pension benefits payable upon normal retirement to D.A. Nield, R.M. Smithen, P. Crowley, W.L. Acton and R.E. Beettam under the Canadian Plan and the Canadian Supplemental Plan:

                                   YEARS OF SERVICE
PENSIONABLE    -------------------------------------------------------
EARNINGS          15         20         25          30          35
------------   ---------  ---------  ---------  ----------  -----------
$  300,000     $  87,734  $ 116,979  $ 146,223  $  175,468  $   204,713
   400,000       117,734    156,979    196,223     235,468      274,713
   500,000       147,734    196,979    246,223     295,468      344,713
   600,000       177,734    236,979    296,223     355,468      414,713
   700,000       207,734    276,979    346,223     415,468      484,713
   800,000       237,734    316,979    396,223     475,468      554,713
   900,000       267,734    356,979    446,223     535,468      624,713
 1,000,000       297,734    396,979    496,223     595,468      694,713
 1,100,000       327,734    436,979    546,223     655,468      764,713
 1,200,000       357,734    476,979    596,223     715,468      834,713
 1,300,000       387,734    516,979    646,223     775,468      904,713
 1,400,000       417,734    556,979    696,223     835,468      974,713
 1,500,000       447,734    596,979    746,223     895,468    1,044,713
 1,600,000       477,734    636,979    796,223     955,468    1,114,713
 1,700,000       507,734    676,979    846,223   1,015,468    1,184,713
 1,800,000       537,734    716,979    896,223   1,075,468    1,254,713

ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT FOR EXECUTIVES IN THE UNITED KINGDOM PLAN

     The pension plan for employees in the United Kingdom (the "U.K. Plan") is a non-contributory final average earnings defined benefit plan. The normal retirement benefit is equal to an employee's pensionable service multiplied by 1/60th of the final three-year average pensionable earnings (base salary plus annual bonus). There is no limit on the number of years of pensionable service that may be earned under the U.K. Plan.

     For employees hired after June 1, 1989, pensionable earnings under the U.K. Plan are limited under U.K. tax legislation to L 95,400 in 2001. CLA also maintains a supplemental retirement plan for employees in the U.K. (the "U.K. Supplemental Plan") affected by the tax limit, which provides pension benefits for pensionable earnings in excess of L 95,400, based upon the benefit formula under the U.K. Plan. All employees whose benefits under the U.K. Plan exceed such limits participate in the U.K. Supplemental Plan.

     For an employee with a spouse, the normal form of payment of benefits under the U.K. Plan and under the U.K. Supplemental Plan is a lifetime pension payable to the employee with a 50% survivor pension payable for the lifetime of the spouse, with a minimum of 60 monthly payments guaranteed. For an employee without a spouse, the normal form of benefits is a lifetime pension payable to the employee with a 50% survivor pension payable proportionately to each child, if any, until age 18, with a minimum of 60 monthly payments guaranteed. Annually, subject to approval by the Board of Directors of Canada Life Limited, in the U.K., pension benefits may be increased by the rate of inflation.

     As of December 31, 2001, the pensionable service for Mr. I. Gilmour participating in the U.K. Plan and U.K. Supplemental Plan was 4.5 years.

     The following table shows the estimated annual pension benefits payable upon normal retirement (2012) to Mr. I. Gilmour under the U.K. Plan and the U.K. Supplemental Plan:

                              YEARS OF SERVICE
PENSIONABLE     ----------------------------------------------
EARNINGS            5          10          15           20
------------    ---------   ---------   ---------  -----------
L 100,000       L   8,333   L  16,667   L  25,000  L    33,333
  150,000          12,500      25,000      37,500       50,000
  200,000          16,667      33,333      50,000       66,667
  250,000          20,833      41,667      62,500       83,333
  300,000          25,000      50,000      75,000      100,000

SHARE PERFORMANCE GRAPH

     The following graph shows changes since October 28, 1999 in the value of $100 invested in:

(1)  CLF's common shares; and

(2)  the TSE 300 Total Return Index.

               CLF COMPARISON OF TOTAL COMMON SHAREHOLDERS' RETURN

               VALUE OF $100* INVESTED IN CLF VS. TSE 300

              10/28/99        12/31/99        1/31/00        1/31/01
CL            100.00          119.84          113.14         218.68
TSE 300       100.00          118.61          119.62         133.02


     The values shown in the preceding graph are based on share price appreciation plus dividends reinvested.

        INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

     At December 31, 2001, none of the officers or Directors of CLF was indebted to CLF for any amount other than routine indebtedness.

                               DIRECTORS' APPROVAL

     The Board of Directors has approved the contents and the sending of this Proxy Circular.

                                   (signed) Roy W. Linden
                                   Secretary
March 15, 2002